Exhibit 99.1

COMMERCIAL METALS DECLARES 2 FOR 1 STOCK SPLIT IN THE
FORM OF A STOCK DIVIDEND AND SETS INCREASED CASH DIVIDEND

     Irving, TX — November 22, 2004 — Commercial Metals Company (CMC: NYSE), headquartered in Dallas, Texas, announced today that its board of directors declared a two-for-one stock split in the form of a 100% stock dividend on the Company’s common stock payable January 10, 2005 to shareholders of record December 13, 2004. Each stockholder of record will receive one additional share of CMC common stock for each share held as of the record date.

     The Company also announced its intent to institute a quarterly cash dividend of 6 cents per share on the increased number of shares resulting from the stock dividend effective with the next cash dividend payment scheduled for January. The effect of the stock dividend combined with the new cash dividend rate will result in stockholders receiving a 20% increase in cash dividend payments.

     In making the announcement CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “This action reflects CMC’s confidence in our near-term as well as long-term business prospects. Today’s cash dividend increase coupled with our June, 2004 increase adds up to a 50% expansion in our cash dividend rate over the last six months. We are focused on increasing stockholder value with rewarding and sustainable increases in our cash dividend an important element of that ongoing effort.”

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(CMC Declares 2 for 1 Stock Split – Page 2)

     The two preceding paragraphs contain forward-looking statements regarding the Company’s prospects, including future financial results, market conditions and future cash dividend policy. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly in China.

     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

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Contact:	Bill Larson
214.689.4325